Exhibit 10.16

Written Description of Management Services Arrangement with Business Ventures Corp.

In 2010, in connection with the organization and initial financing of The Joint Corp., The Joint Corp. entered into an informal arrangement with Business Ventures Corp., a Delaware corporation, 100% of the stock of which is owned by Joint Corp. shareholder and director Steven P. Colmar, whereby Business Ventures Corp. will provide general management consulting services on an “as needed” basis, as requested from time to time by The Joint Corp. in exchange for payment of $6,000 per month.

Business Ventures Corp.’s material obligations under this arrangement are to provide management advice and to respond to requests for assistance in respect of an unlimited scope of management issues, in a manner and substantively, satisfactory to The Joint Corp. Services under this arrangement are performed for Business Ventures Corp. by Steven Colmar, Craig Colmar and Richard Rees.

This arrangement may be terminated by either party without notice and without penalty, and this arrangement will terminate upon the completion of The Joint Corp.’s initial public offering.